DirexionShares
Litigation Disclosure

On September 17, 2009, plaintiff Evan Stoopler filed a putative class action against the Registrant, Daniel D. O'Neill, Daniel J. Byrne, Gerald E. Shanley, III, John Weisser, Todd Kellerman, and Rafferty Asset Management, LLC, in the United States District Court for the Southern District of New York (the "Court").
Stoopler, on Behalf of Himself and All Other Similarly Situated v. Direxion
Shares
ETF Trust et al., 09-CV- 8011-RJH. Two other largely identical lawsuits have since been filed by other plaintiffs, Milton Pfeiffer, on Behalf of Himself and
All Other Similarly Situated v. Direxion Shares ETF Trust, et al., S.D.N.Y. 09-CV-8375(RJH), and Thomas C. Longman on Behalf of Himself and All Other Similarly Situated v. Direxion Shares ETF Trust, et al., S.D.N.Y. 09-CV-8459
(RJH).

The lawsuits are purportedly brought on behalf of persons or entities who purchased or otherwise acquired shares in the Financial Bear 3X Shares (the "Fund"), a series of the Registrant. The complaints allege that the Registrant and other defendants violated Sections 11 and 15 of the Securities Act of 1933, 15 U.S.C. Section 77k and 15 U.S.C. Section 77o, respectively.

More particularly, the complaints allege that the Registrant's registration statement contained incomplete and/or misleading information in that it failed to clearly disclose that, while the Fund is designed to generate returns that approximate three times the inverse of the performance of its benchmark index on a daily basis, for longer time horizons, the Fund's performance differs substantially and unpredictably from three times the inverse of the performance of the index. The complaints additionally appear to suggest that the Fund's registration statement failed adequately to disclose that the Fund may be unsuitable for most retail investors. The complaints allege that, as a result of these alleged disclosure deficiencies, investors suffered considerable damages.

On January 13, 2010, and February 17, 2010, respectively, plaintiffs Howard Schwack and William Lee filed putative class actions against the Registrant, Daniel D. O'Neill, Daniel J. Byrne, Gerald E. Shanley, III, John Weisser,
Todd
Kellerman, and Rafferty Asset Management, LLC in the United States District Court for the Southern District of New York. Schwack v. Direxion Shares ETF Trust et al., 10-cv-00271-RJH; Lee v. Direxion Shares ETF Trust et al., 10-cv-01273-UA. Each of these complaints raises allegations generally similar to those that were made in the earlier lawsuits except that they concern the Energy Bear 3X Shares, a different series of the Registrant than the Financial Bear 3X Shares that was the subject of earlier lawsuits.

On or about August 12, 2010, the Court entered an order consolidating all five of the cases and appointing lead plaintiffs pursuant to the Private Securities Litigation Reform Act of 1995. On or about November 23, 2010, plaintiffs filed a consolidated amended complaint that, among other things, purportedly encompassed additional funds and added Foreside Financial Group LLC as a defendant.

Pursuant to the Court's individual practices, on January 11, 2011, most defendants filed a letter with the Court outlining what they believe to be the deficiencies in the amended pleading. Foreside Financial Group LLC subsequently filed a similar letter. On Friday April 8, plaintiffs filed a Second Consolidated Amended Complaint. The latest pleading does not include Foreside Financial Group LLC as a defendant but purports to expand the lawsuit to include all of the Bear Funds in the Trust. Defendants filed a motion to dismiss this pleading on or about Friday April 10, 2011. The Court scheduled oral argument on the motion to dismiss for January 6, 2012.
On November 9, 2011, Barton Boothe, who allegedly owns shares in a number of funds, filed a motion to intervene in the action and to be appointed one of the lead plaintiffs. Defendants filed an opposition to Boothe's motion to intervene on December 9, 2011.

Kevin P. Christy
K&L Gates
1601 K Street NW
Washington, DC  20006
PH: 202.778.9195
Fax: 202.778.9100
kevin.christy@klgates.com